Exhibit 99.1

Headline:

It's Official! Following a Rocket-Like Business Start Wren, Inc. (WRNI) is changing names to NextFit, Inc.

Wren, Inc. dba NextFit is pleased to announce that the first month of gross sales, unaudited, exceeded $370,000. In addition to the great sales about 1,100 members joined the business in the first month and nearly 5,000 Keychain Trainers were sold.

The increasing obesity problem in the United States (and worldwide) and its associated health problems are well documented and publicized. The Company launched a cutting-edge business to help "Get America Moving" with the NextFit Keychain Trainer, a revolutionary personal training system. Powered by highly advanced fitness technology and the world's largest audio exercise library, NextFit gives consumers a completely customized audio workout program with dozens of world famous, world class personal trainers.

The patent-pending technology inside NextFit offers completely personalized audio fitness training, guiding each customer through every step of a fitness program from start to finish. NextFit creates motivating, exciting, motivational, fun, easy to follow sessions that combine coaching with professionally-designed fitness music for a truly one-of-a-kind fitness experience. With the NextFit Keychain Trainer each customer has all the tools they need to reach his or her personal fitness goals, allowing thousands and potentially millions to enjoy the benefits of better health and fitness. With the Keychain Trainer, NextFit has created the first affordable "anytime, anywhere" personal trainer, which means that the motivation, guidance, and confidence of having a personal trainer is finally within reach of the average consumer. Get your “Go Anywhere Personal Trainer” today.

Wren, Inc. dba NextFit filed a definitive 14C Information Statement with the SEC May 20, 2009 announcing that the Company name is changing to NextFit, Inc. The name change is in process, pending a 20-day shareholder notice, which is expected to be completed during June 2009. This exciting change will bring the name of the Company into alignment with the new focus of the Company.

The Company has an exclusive license from NextFitness, Inc. for the associated intellectual property and associated websites and customized workout technology to market the Keychain Trainer.

For more information, contact:

Jeff Jenson, President

Wren, Inc.

Telephone # (801) 990-1992

Website NextFit.com

Safe Harbor Statement

All statements other than statements of historical fact included in this document are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend" and other similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.